Exhibit 4.3

November 24, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:    The Scotts Miracle-Gro Company – Annual Report on Form 10-K for the fiscal year ended September 30, 2020

Ladies and Gentlemen:

    The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts Miracle-Gro”), is today filing its Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (the “Form 10-K”).

    Neither Scotts Miracle-Gro nor any of its consolidated subsidiaries has outstanding any instrument or agreement with respect to its long-term debt, other than those filed or incorporated by reference as an exhibit to the Form 10-K, under which the total amount of long-term debt authorized exceeds ten percent (10%) of the total assets of Scotts Miracle-Gro and its subsidiaries on a consolidated basis. In accordance with the provisions of Item 601(b)(4)(iii) of SEC Regulation S-K, Scotts Miracle-Gro hereby agrees to furnish to the SEC, upon request, a copy of each such instrument or agreement defining the rights of holders of long-term debt of Scotts Miracle-Gro or the rights of holders of long-term debt of one of Scotts Miracle-Gro’s consolidated subsidiaries, in each case which is not being filed or incorporated by reference as an exhibit to the Form 10-K.

Very truly yours,

THE SCOTTS MIRACLE-GRO COMPANY

/s/ THOMAS RANDAL COLEMAN

Thomas Randal Coleman
Executive Vice President and Chief Financial Officer
14111 Scottslawn Road Marysville, OH 43041 937-644-0011
www.scotts.com